Exhibit 10.2

**** INDICATES CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A

REQUEST FOR CONFIDENTIAL TREATMENT AND FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION SEPARATELY WITH A REQUEST

FOR CONFIDENTIAL TREATMENT.

EXECUTION COPY

EXCLUSIVE SUBLICENSE AGREEMENT

This Exclusive Sublicense Agreement (this “Agreement”) is made and entered into as of the 23rd day of December, 2016 (“Effective Date”), by and between Benitec Biopharma Limited, a company organized under the laws of Australia with its principal business at 99 Mount Street, North Sydney NSW 2060, Australia (“Benitec”), and NantWorks, LLC, a Delaware limited liability company with its principal business at 9920 Jefferson Boulevard, Culver City, California 90232 (“NantWorks”).

WHEREAS, NantWorks obtained exclusive rights to certain Patent Rights (described in Exhibit A), Data Rights (described in Exhibit B) and Know-How (described in Exhibit C) (each as defined below) pertaining to a therapeutic vector for the treatment of cancers with epidermal growth factor receptor (EGFR) over-expression developed by Dr. Jennifer Grandis and others of the University (the “Program”) pursuant to that certain Exclusive License Agreement entered into as of October 18, 2016 (the “University Effective Date”) between the University of Pittsburgh – Of the Commonwealth System of Higher Education, a non-profit corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with an office at 1st Floor Gardner Steel Conference Center, 130 Thackeray Avenue, Pittsburgh, Pennsylvania 15260 (“University”), and NantWorks (the “University License”) and NantWorks has the right thereunder to grant sublicenses under such Patent Rights, Data Rights and Know-How as set forth therein;

WHEREAS, University desires to have the Patent Rights, Data Rights and Know-How utilized in the public interest including as contemplated by this Agreement;

WHEREAS, Benitec has represented to NantWorks, to induce NantWorks to enter into this Agreement, that Benitec is experienced in the development, production, manufacture, marketing and sale of products and/or the use of similar products to the Licensed Technology and that Benitec shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights, Data Rights and Know-How so that public utilization results therefrom; and

WHEREAS, Benitec desires to obtain a sublicense under the Patent Rights, Data Rights and Know-How upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1 – DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

Confidential material omitted and filed separately with the Commission.

1.1	“Affiliate” with respect to a Party shall mean any entity that is at least fifty percent (50%) owned or controlled by such Party.

1.2	“Commitment Agreement” means a definitive agreement entered into between Benitec and NantWorks and/or affiliate(s) thereof relating to funding commitments to Benitec and scientific collaboration by or among the parties thereto.

1.3	“Commitment Deadline Date” means January 27, 2017.

1.4	“Data Rights” shall mean the University owned or controlled pre-clinical and clinical data and information generated pursuant to studies or otherwise relating to the Licensed Technology or the Program, including without limitation the pre-clinical, Phase I clinical and Phase II clinical data referenced under or incorporated into the Investigational New Drug Application [No. 010980] filed with the United States Food and Drug Administration, as further described in Exhibit B to this Agreement.

1.5	“Dollars” and “$” shall refer to the currency of the United States of America.

1.6	“Field” shall mean all fields.

1.7	“Know-How” shall mean University owned or controlled technical information, experimental results, data, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings, or other information relating to the Licensed Technology or the Program (a) existing as of the Effective Date, including as described in Exhibit C to this Agreement or (b) any information made available by University after the Effective Date to support a regulatory filing or submission relating to the Patent Rights, as set forth in 2.2, below.

1.8	“Intellectual Property Rights” shall mean Patent Rights and Data Rights.

1.9	“Licensed Technology” shall mean any product or part thereof or service which is:

(a)	Covered in whole or in part by an issued, unexpired or pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold or in which any such service is used or sold;

(b)	Manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such process that is included in Licensed Technology is used or in which such product or part thereof or service is used or sold; or

(c)	Discovered, developed or manufactured directly through the use of the Data Rights, and would not have been discovered or developed but for the Data Rights, or that requires the use of the Data Rights.

Confidential material omitted and filed separately with the Commission.

1.10	“Net Sales” shall mean Benitec’s and any sub-sublicensee’s invoice price for products or services included in Licensed Technology and produced hereunder less the sum of the following:

(a)	Actual cost of freight charges or freight absorption, separately stated in such invoice;

(b)	Actual trade, quantity or cash discounts allowed, if any; and

(c)	Sales taxes, tariff duties and/or use taxes separately stated on each invoice.

In the event that a product covered by a Licensed Technology is sold in combination with any other product(s) or service(s) (a “Combination Product”), the Net Sales with respect to such Combination Product shall be determined by ****.

1.11	“Non-Commercial Education and Research Purposes” shall mean use of Intellectual Property Rights and Know-How (including distribution of biological materials covered by the Patent Rights) in the Field for academic research or other not-for-profit scholarly purposes which are undertaken at a nonprofit or governmental institution that does not use the Intellectual Property Rights or Know-How in the production or manufacture of products for sale or the performance of services for a fee.

1.12	“Patent Rights” shall mean all patents or patent applications licensed to NantWorks under the University License. A true and complete list of all Patent Rights existing on the Effective Date is set forth in Exhibit A.

1.13	“Term” shall mean the Initial Term and each Successive Term (each as defined in Section 10.1).

1.14	“Territory” shall mean worldwide.

ARTICLE 2 – GRANT

2.1	Subject to the terms and conditions of this Agreement, NantWorks hereby grants to Benitec the right and exclusive sublicense in the Territory to make, have made, use and sell the Licensed Technology in the Field and to practice under the Intellectual Property Rights in the Field for the Term set forth in Article 10 below.

2.2	Subject to the terms and conditions of this Agreement, NantWorks hereby grants to Benitec the right and non-exclusive sublicense in the Territory to practice under the Know-How in the Field for the Term set forth in Article 10 below. Additionally, if at any time following the Effective Date, NantWorks obtains from the University under the University License any additional data or information directly relating to Licensed Technology, such additional data or information shall be included in the Know-How and made available to Benitec hereunder.

Confidential material omitted and filed separately with the Commission.

2.3	The sublicense granted hereby is subject to the rights of the University under the University License and of the United States government, if any, as set forth in 35 U.S.C. §200, et seq. Pursuant to this law, the United States government may have acquired a nonexclusive, nontransferable, paid up license to practice or have practiced for or on behalf of the United States the inventions described in the Patent Rights throughout the world. Pursuant to 35 U.S.C. §200, et seq. Licensed Technology produced for sale in the United States shall be substantially manufactured in the United States (unless a waiver under 35 U.S.C. §204 is granted by the appropriate United States government agencies).

2.4	Benitec shall have the right to enter into sublicensing arrangements, through multiple tiers, for the rights, privileges and licenses granted hereunder subject to the following:

(a)	all sub-sublicensees are prescreened and do not appear as a restricted parties under US Export Control Laws and regulations, as they are amended and updated from time to time. Benitec shall document the screening clearances in writing and will provide NantWorks with the screening documentation upon request;

(b)	All sublicenses are subject to and consistent with the terms and conditions of this Agreement and the University License any sublicense granted by Benitec shall provide that the obligations to NantWorks under Articles 2, 7, 8, 9, 10 and 13 of this Agreement shall be binding upon each sub-sublicensee as if they were Benitec;

(c)	Benitec shall use Commercially Reasonable Best Efforts to include an audit right by University and NantWorks of any sub-sublicensee of the same scope as provided in Section 5.2 with respect to Benitec, and in the event that Benitec is unsuccessful in including such an audit right, Benitec shall negotiate an audit right for itself and the right to share the result of such audit with the University and NantWorks on a confidential basis, and, at the reasonable request of the University or NantWorks;

(d)	No sub-sublicensee or sublicense agreement shall relieve Benitec of any of its obligations hereunder, and Benitec shall be responsible for the acts of its sub-sublicensees and for the compliance by its sub-sublicensees with their obligations under the sublicense agreements, including the obligations set forth above; and

(e)	Benitec furnishes to NantWorks a true and complete copy of each executed sublicense and each amendment thereto, within fifteen (15) days after such sublicense or amendment has been executed; provided, however, such sublicense or amendment may be redacted with respect to scientific and technical information.

2.5	Benitec acknowledges and agrees that NantWorks will forward to University a copy of this Agreement and each amendment thereto (and of any executed sublicense and each amendment thereto) promptly upon execution thereof, but in no event later than thirty (30) days thereafter.

2.6	The sublicense granted hereunder shall not be construed to confer any rights upon Benitec by implication, estoppel or otherwise as to any intellectual property not specifically set forth in Exhibit A hereof.

Confidential material omitted and filed separately with the Commission.

2.7	NantWorks shall not terminate or modify the University License in a manner adverse to Benitec without Benitec’s prior written consent (such consent not to be unreasonably withheld). NantWorks represents and warrants to Benitec that, as of the Effective Date, (a) the University License is in full force and effect and (b) NantWorks has disclosed to Benitec a complete and accurate copy of the University License.

2.8	The Parties agree that certain terms of the University License may place an undue burden on the ability of Benitec to optimally develop and commercialize the Licensed Technology as contemplated by this Agreement. Accordingly, the Parties agree to collaborate in good faith to approach the University to seek to re-negotiate certain provisions thereof, including without limitation Section 3.2, 4.1(c) and 4.3, to be more favorable to NantWorks and amend the University License accordingly. Following any such amendment, the Parties agree to amend this Agreement to pass on any such improved terms to Benitec ****.

ARTICLE 3 – DUE DILIGENCE

3.1	Benitec shall use its Commercially Reasonable Best Efforts to bring the Licensed Technology to market as soon as practicable, consistent with sound and reasonable business practice and judgment, and to continue active, diligent marketing efforts for the Licensed Technology throughout the Term of this Agreement. “Commercially Reasonable Best Efforts” shall mean best efforts consistent with the commercially reasonable and usual practice followed by a similarly situated biopharmaceutical company in pursuing the commercialization and marketing of similar products to Licensed Technology, taking into account safety and efficacy, regulatory requirements and structure, and other relevant market factors.

3.2	In addition, Benitec shall adhere to each of the following milestones:

(a)	Dosing of the first patient in a Phase II clinical Trial conducted by Benitec or a sub-sublicensee using Licensed Technology within eighteen (18) months of the University Effective Date;

(b)	Dosing of the first patient in a Phase III clinical Trial using Licensed Technology within twelve (12) months of the milestone set forth in Section 3.2(a) above; and

(c)	Submission of application for regulatory approval of Licensed Technology within thirty (30) months of the milestone set forth in Section 3.2(b) above.

(d)	first commercial sale of Licensed Technology by within eighteen (18) months of the milestone set forth in Section 3.2(c) above.

3.3	Benitec shall notify NantWorks in writing of the achievement of each milestone within fifteen (15) days upon the achievement of the respective milestone.

Confidential material omitted and filed separately with the Commission.

3.4	If Benitec fails to meet any of these milestone dates (or if Benitec notifies NantWorks that it reasonably and in good faith believes that it will likely fail to meet any of these milestone dates), NantWorks and Benitec shall confer to decide whether to request an extension to one or more milestone dates in the University License, whether pursuant to the procedure in Section 3.4 of the University License or pursuant to an ad hoc request to the University. If the Parties agree to request an extension, NantWorks shall use commercially reasonable efforts to obtain such extension from the University. If NantWorks extends any milestone(s) under the terms of the University License, then the milestone(s) under this Agreement will be updated accordingly, it being understood that any penalty payment to be paid to the University in connection therewith pursuant to the University License shall be paid by Benitec (and in the event of any ad hoc request to modify a milestone date, any additional fees required by the University will be Benitec’s responsibility, provided that Benitec is made aware of such fees and given an opportunity to accept or reject them prior to the modification to the milestone date becoming effective). For the avoidance of doubt, this section shall not relieve Benitec of any milestone payment required under Section 4.1(d).

3.5	Except as specifically set forth in Section 3.4 above, Benitec’s failure to perform in accordance with Section 3.1 or to fulfill on a timely basis any one of the milestones set forth in Section 3.2 hereof shall be grounds for NantWorks to terminate this Agreement.

ARTICLE 4 – LICENSE CONSIDERATION

4.1	In consideration of the rights, privileges and license granted by University hereunder, Benitec shall pay royalties and other monetary consideration as follows:

(a)	Initial license fee, nonrefundable and noncreditable against royalties, of Sixty Thousand Dollars ($60,000) due immediately and payable within ten (10) business days from the Effective Date of this Agreement;

(b)	Annual maintenance fees, non-refundable, non-creditable, and not to be prorated against any other payment or royalties due, in the following amounts until the first Net Sales occur:

(i) Thirty Thousand Dollars ($30,000) on the first anniversary of the University Effective Date;

(ii) Forty Thousand Dollars ($40,000) on the second anniversary of the University Effective Date; and

(iii) Fifty Thousand Dollars ($50,000) per year on the third anniversary of the University Effective Date and annually thereafter until the first commercial sale of Licensed Technology.

(c)	Royalties in an amount as follows:

Confidential material omitted and filed separately with the Commission.

(i) **** of Net Sales due each calendar quarter so long as there is a valid claim in the Patent Rights; and

(ii) **** of Net Sales after the last to expire issued patent.

(d)	Milestone payments, which shall be non-refundable and non-creditable against royalties, as follows:

(i) ****;

(ii) ****;

(iii) ****; and

(iv) ****.

(e)	Beginning with the first Net Sales, a minimum annual royalty in the amount of **** per calendar year, but only to the extent such minimum royalty is greater than the aggregate annual royalty computed in accordance with Section 4.1(c) above.

4.2	All payments pursuant to this Agreement shall be made by check or by wire transfer in United States Dollars without deduction or exchange, collection or other charges and directed to the address, or in the case of wire transfer, to the bank set forth in Article 11. Annual maintenance fees pursuant to Section 4.1(b) hereof shall be paid on the anniversary of the University Effective Date specified therein. Royalty payments pursuant to Section 4.1(c) hereof shall be paid within thirty (30) days after each March 31, June 30, September 30 and December 31. Milestone payments pursuant to Section 4.1(d) shall be paid within thirty (30) days of milestone event date. Minimum annual royalties pursuant to Section 4.1(e) shall be paid by January 30 following the calendar year in which they are due.

4.3	Taxes imposed by any foreign governmental agency on any payment to be made to NantWorks by Benitec shall be paid by Benitec without deduction from any payment due to NantWorks hereunder. For the avoidance of doubt, Benitec shall be permitted to deduct any withholding taxes that may be required by Australian law (or the laws of any applicable Australian state or territory), including under any tax treaty to which Australia is a party, but any payment to be made to NantWorks hereunder shall be grossed-up for any amount so deducted.

4.4	The balance of any payments pursuant to this Agreement, including those specified in Section 6.2, which are overdue shall bear interest, compounded monthly, calculated from the due date until payment is received at the rate of ****. Payment of such interest by Benitec shall not negate or waive the right of NantWorks to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment, including, but not limited to, termination of this Agreement as set forth in Article 10. Benitec shall reimburse NantWorks for any costs and expenses incurred in connection with collecting any overdue balance of payments with respect to Benitec’ s payment and reimbursement obligations under this Agreement, including the costs of engaging counsel or a collection agency for such purpose.

Confidential material omitted and filed separately with the Commission.

4.5	Unless prohibited by applicable law, if requested by the University, Benitec shall sell products and/or services resulting from Licensed Technology to University for Non-Commercial Education and Research Purposes at such price(s) and on such terms and conditions as such products and/or processes are made available to Benitec’s most favored customer.

ARTICLE 5 – REPORTS AND AUDIT

5.1	Within twenty-five (25) days after each March 31, June 30, September 30 and December 31 of each year during the term of this Agreement beginning in the year of the first commercial sale of Licensed Technology, Benitec shall deliver to NantWorks true, accurate and detailed reports of the following information in a form as illustrated in Exhibit B:

(a)	Number of Licensed Technology products manufactured and sold by Benitec and all sub-sublicensees;

(b)	Total billings for all such products;

(c)	Accounting for all Licensed Technology services used or sold by Benitec and all sub-sublicensees;

(d)	Deductions set forth in Section 1.5, each stated separately, and the basis for any Combination Product calculations as set forth in Section 1.5, including the applicable products or services used as a basis for the Combination Product calculations;

(e)	Total royalties due; and

(f)	Name and addresses of sub-sublicensees

5.2	Benitec shall keep full, true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to NantWorks hereunder. Such books of account shall be kept at Benitec’s principal place of business. Such books of account shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, and for three (3) years after the expiration or termination of this Agreement, for inspection by NantWorks, the University or their representatives for the purpose of verifying Benitec’s royalty statement or compliance in other respects with this Agreement. The fees and expenses of such representatives shall be borne by the inspecting party; however, if an error of more than **** of the total payments due or owing for any year is discovered, then Benitec shall bear such fees and expenses.

5.3	No later than thirty (30) days after December 31 of each calendar year during the term of this Agreement, Benitec shall provide to NantWorks a written annual progress report, as illustrated in Exhibit C, describing Benitec’ s progress on research and development, regulatory approvals, manufacturing, sub-sublicensing, marketing and sales during the preceding twelve-month period ending December 31.

Confidential material omitted and filed separately with the Commission.

5.4	Notwithstanding the above, NantWorks shall have the right, on an annual basis during the term of this Agreement and for three (3) years after the expiration or termination of this Agreement, to inspect technical and other information from Benitec sufficient to evidence whether and to what extent Benitec is: (a) practicing the Patent Rights and/or other University property sublicensed hereunder; and (b) meeting its diligence obligations under Article 3, above.

5.5	Benitec shall report to NantWorks the date of the first commercial sale of a Licensed Technology within thirty (30) days of occurrence in each country.

ARTICLE 6 – PATENT PROSECUTION

6.1	The prosecution, filing and maintenance of the Patent Rights shall be handled as set forth in the University License. Benitec shall have the opportunity to advise and cooperate with NantWorks in the prosecution, filing and maintenance of such patents, and NantWorks shall communicate Benitec’s comments thereon to University in good faith. As between NantWorks and Benitec, Benitec shall have the sole right to select the countries outside the United States in which Patent Rights are filed, and NantWorks shall communicate such selection to University in a timely manner.

6.2	All fees and costs, including attorneys’ fees, relating to the filing, prosecution, maintenance, and post grant proceedings relating to the Patent Rights shall be the responsibility of Benitec, whether incurred prior to or after the Effective Date. Such fees and costs reimbursed to the University by NantWorks prior to the Effective Date in the amount of **** (“Pre-agreement Expenses”) are due on the Effective Date and shall be paid by Benitec to NantWorks within ten (10) business days of the Effective Date. Fees and costs incurred after the Effective Date shall be paid by Benitec within fifteen (15) days after receipt of University’s invoice therefor. Additionally, Benitec shall reimburse NantWorks for any other University out-of-pocket filing, prosecution, and maintenance costs (including all attorneys’ fees and costs) relating to the Patent Rights for which NantWorks is responsible under the University License. Payments pursuant to this Section 6.2 are not creditable against royalties or any other payment due to University under this Agreement.

ARTICLE 7 – INFRINGEMENT ACTIONS

7.1	Benitec shall inform University and NantWorks promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

7.2

During the term of this Agreement, Benitec shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights in the Field and in the Territory if Benitec has notified University and NantWorks in writing of its intent to prosecute;

Confidential material omitted and filed separately with the Commission.

provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. In furtherance of such right, NantWorks hereby agrees that Benitec may include it, and NantWorks shall seek to cause University, in accordance with the University Agreement, to be included, as a party plaintiff in any such suit, without expense to either of NantWorks and University. The total cost of any such infringement action commenced or defended solely by Benitec shall be borne by Benitec and NantWorks shall receive a percentage of any recovery or damages for past infringement derived therefrom which is equal to the percentage royalty due NantWorks under Article 4. Benitec shall indemnify NantWorks and University against any order for costs that may be made against NantWorks and University in such proceedings.

7.3	If within six (6) months after having been notified of any alleged infringement, Benitec shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Benitec shall notify NantWorks at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, NantWorks and University shall have the right, but shall not be obligated, to prosecute at their own expense any infringement of the Patent Rights in accordance with the University License, and NantWorks or the University may, for such purposes, use the name of Benitec as party plaintiff. University or NantWorks, as applicable, shall bear all costs and expenses of any such suit. In any settlement or other conclusion, by litigation or otherwise, any recovery or damages for past infringement derived therefrom shall be allocated in accordance with the University License.

7.4	In the event that a declaratory judgment action alleging invalidity or infringement of any of the Patent Rights shall be brought against University or NantWorks, Benitec, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.5	In any infringement suit either party hereto or the University may institute to enforce the Patent Rights pursuant to this Agreement, the other part(ies) shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, information, samples, specimens, and other evidence upon request.

ARTICLE 8 – INDEMNIFICATION/INSURANCE/LIMITATION OF LIABILITY

8.1

Benitec shall at all times during the term of this Agreement and thereafter indemnify, defend and hold the University and NantWorks, and each of their trustees, officers, faculty members, employees and affiliates (“Indemnified Parties”) harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from: (i) the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed

Confidential material omitted and filed separately with the Commission.

Technology, (ii) the practice by Benitec or any sub-sublicensee of the Intellectual Property Rights and Know-How; or (iii) arising from or relating to this Agreement. Benitec shall provide this defense and indemnity whether or not any Indemnified Party, either jointly or severally, is named as a party defendant and whether or not any Indemnified Party is alleged to be negligent or otherwise responsible for any injuries to person or property; provided, however, that such indemnification obligation shall not apply in the case of fraud, gross negligence or willful misconduct by any Indemnified Party. The obligation of Benitec to defend and indemnify as set forth herein shall survive termination of this Agreement and shall not be limited by any other limitation of liability elsewhere in this Agreement.

8.2	Benitec shall obtain and carry in full force and effect liability insurance which shall protect Benitec, NantWorks and University in regard to events covered by Section 8.1 above, as provided below:

	COVERAGE	LIMITS
(a)	Commercial General Liability,	$1,000,000 Combined Single
	Including, but not limited to,	Limits for Bodily Injury
	Products, Contractual, Fire, Legal	and Property Damage
And Personal Injury

(b)	Products Liability	$5,000,000

The University and NantWorks are to be named as an additional insured with respect to insurance policies identified in Sections 8.2(a) and 8.2(b) above. Certificates of insurance evidencing the coverage required above shall be provided to NantWorks no later than thirty (30) days after execution of this Agreement and on or before July 1 of each subsequent year during the Term of this Agreement. Such certificates shall provide that the insurer will give Benitec not less than thirty (30) days advance written notice of any material changes in or cancellation of coverage; and Benitec hereby covenants to promptly communicate such notice to NantWorks upon receipt.

8.3

NANTWORKS HEREBY REPRESENTS AND WARRANTS THAT IT HAS THE RIGHT TO GRANT THE RIGHTS, PRIVILEGES AND LICENSES GRANTED PURSUANT TO THIS AGREEMENT SUBJECT TO THE TERMS OF THE UNIVERSITY LICENSE. EXCEPT FOR THE FOREGOING LIMITED WARRANTY, NANTWORKS, AND ITS AGENTS AND/OR EMPLOYEES, MAKE NO REPRESENTATION AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY THAT THE PRACTICE BY BENITEC OF THE RIGHTS GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OR INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. NANTWORKS ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF NANTWORKS, ITS AGENTS AND/OR EMPLOYEES FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND

Confidential material omitted and filed separately with the Commission.

EXPERTS’ FEES, AND COURT COSTS (EVEN IF NANTWORKS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE MANUFACTURE, USE OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. BENITEC ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT THAT IS MANUFACTURED, USED OR SOLD BY BENITEC (INCLUDING SUB-SUBLICENSEE SALES) WHICH IS LICENSED TECHNOLOGY HEREUNDER.

ARTICLE 9 – ASSIGNMENT

This Agreement is not assignable by either Party without the prior written consent of the other Party and any attempt to do so shall be null and void; provided, however, that either Party may assign this Agreement to (a) its Affiliate or (b) to any successor in interest to all or substantially all of its assets or business relating to this Agreement, whether by merger, acquisition, reorganization, sale of assets, sale of stock, or otherwise.

ARTICLE 10 – TERM AND TERMINATION

10.1	Benitec shall be responsible for payment of the consideration set forth in Article 4 hereof until the later of the expiration of the last claim of the Patent Rights or ten (10) years after the date of the first commercial sale of Licensed Technology (the “Initial Term”). The Term shall be automatically extended, without any action on the part of either party, on a year by year basis; provided that Benitec or any sub-sublicensee had Net Sales the preceding year, (each, a “Successive Term”) unless terminated pursuant to Section 10.2 or 10.3 below; provided, however, that Benitec’s payment obligations during each Successive Term shall be limited to payment of **** of the royalties payable pursuant to Section 4.1(c).

10.2	NantWorks shall have the right to terminate this Agreement (x) at any time during the sixty (60) day period commencing on the day after the Commitment Deadline Date if the Commitment Agreement has not been executed and delivered on or prior to the Commitment Deadline Date and (y) otherwise, upon written notice, if:

(a)	Benitec fails to make any payment due hereunder within thirty (30) days of notice from NantWorks that a payment was not received when due;

(b)	Benitec defaults in the performance of any of the obligations due and owing hereunder that are not covered by Section 10.2(a) (i.e., non-financial obligations) (subject to Section 3.5) and such default has not been cured within sixty (60) days after receiving written notice thereof from NantWorks;

Confidential material omitted and filed separately with the Commission.

(c)	Benitec ceases to carry out its business, becomes bankrupt or insolvent, applies for or consents to the appointment of a trustee, receiver or liquidator of its assets or seeks relief under any law for the aid of debtors; or

(d)	the University License is terminated in accordance with its terms (it being understood that NantWorks may not terminate the University License pursuant to Section 10.3 thereof without prior written consent from Benitec and in the event of any such termination of the University License, NantWorks shall use commercially reasonable efforts to facilitate a negotiation between University and Benitec for Benitec to obtain a direct license from the University).

10.3	Benitec may terminate this Agreement (x) at any time during the sixty (60) day period commencing on the day after the Commitment Deadline Date if the Commitment Agreement has not been executed and delivered on or prior to the Commitment Deadline Date and (y) upon nine (9) months prior written notice to NantWorks and upon payment of all amounts accrued or due hereunder through the effective date of termination, including patent cost reimbursement pursuant to Section 6.2 hereof.

10.4	Upon termination of this Agreement, neither party shall be released from any obligation that accrued prior to the effective date of such termination. Benitec and any sub-sublicensee may, however, after the effective date of such termination, sell all Licensed Technology which Benitec produced prior to the effective date of such termination, provided that Benitec shall pay to NantWorks the royalties thereon as required by Article 4 hereof and submit the reports required by Article 5 hereof.

ARTICLE 11 – NOTICES

11.1	Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party, or if in accordance with Section 11.3.

In the case of Benitec:

Benitec Biopharma Limited

Suite 1201

99 Mount Street

North Sydney

NSW 2060

Australia

Attention: Chief Executive Officer

Confidential material omitted and filed separately with the Commission.

In the case of NantWorks:

NantWorks, LLC

9920 Jefferson Blvd.

Culver City, CA 90232

United States

Attention: General Counsel

11.2	Any payments to NantWorks hereunder by wire transfer shall be directed as set forth on Exhibit F.

Benitec shall be responsible for all applicable fees and costs relating to any wire transfer, to include translation fees, without any deduction of such fees from amounts due to NantWorks pursuant to this Agreement.

11.3	All invoices to Benitec generated by NantWorks under this Agreement will be sent electronically, via e-mail, in PDF format, unless instructed otherwise by Benitec in writing.

ARTICLE 12 – AMENDMENT, MODIFICATION

This Agreement may not be amended or modified except by the execution of a written instrument signed by authorized representatives of each of the parties hereto.

ARTICLE 13 – MISCELLANEOUS

13.1	This Agreement shall be construed and interpreted in accordance with the laws of the California applicable to agreements made and to be performed wholly within that State without regard to conflicts of laws provisions. The exclusive forum shall be the state and federal courts located in the County of Los Angeles in the State of California. Each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts. EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. In an effort to informally and amicably resolve any claim, controversy or dispute arising out of or relating to this Agreement or the breach thereof, and regardless whether such claim sounds in contract, tort, or otherwise (a “Dispute”), any party intending to initiate a claim shall notify all affected parties in writing of a Dispute hereunder that requires resolution. Such notice shall set forth the nature of the Dispute, the amount, if any, involved and the remedy sought. Each affected party shall designate a representative who shall be empowered to investigate, discuss and seek to settle or otherwise resolve the Dispute. The representatives shall in good faith seek to resolve the Dispute for at least sixty (60) days prior to initiating a formal claim in the courts.

Confidential material omitted and filed separately with the Commission.

13.2	The parties acknowledge that this Agreement sets forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous representations, negotiations, or understandings between the parties and/or its employees or agents, whether written or oral, regarding the subject matter of this Agreement.

13.3	The parties acknowledge that they consulted, or had the opportunity to investigate and/or consult, with their legal counsel and/or other advisors with respect to the Intellectual Property Rights, Know-How, Licensed Technology, and the terms of this Agreement.

13.4	The parties agree that this Agreement constitutes an arm’s length business transaction and does not create a fiduciary relationship.

13.5	Nothing contained in this Agreement shall be construed as conferring upon either party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other party, including any contraction, abbreviation, or simulation of any of the foregoing. Without the express written approval of the other party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement or the Licensed Technology. Neither party shall issue any press release or make any public statement in regard to this Agreement (a) without the prior written approval of the other party or (b) as may be required by applicable law; provided, however, that if a party deems it required by law to effect such a press release or other public statement, it shall nonetheless give as much advance notice as is reasonably practical to the other party, including a draft of the text of such release or announcement, and shall review in good faith comments of the other party and reflect those comments in the draft to the extent consistent with applicable disclosure obligations and otherwise appropriate in the good faith, reasonable judgment of the disclosing party. With respect to any filing of this Agreement as an exhibit to a securities exchange filing by Benitec, or summary of the terms of this Agreement in such a filing, Benitec shall consult in advance with NantWorks about what aspects of the Agreement should be redacted and subject to a request for confidential treatment.

13.6	Benitec agrees that with respect to the performance of this Agreement or the practice of the rights granted by NantWorks hereunder, it shall comply with any and all applicable United States export control laws and regulations, as well as any and all embargoes and/or other restrictions imposed by the Treasury Department’s Office of Foreign Asset Controls.

13.7

If Benitec challenges the validity or enforceability of the University’s Patent Rights, University’s ownership of the Patent Rights or NantWorks’ rights thereto under the University License anywhere in the world, Benitec shall continue to pay to NantWorks all royalties and other financial obligations required under this Agreement, to include patent costs and fees. If any such challenge is unsuccessful by Benitec, Benitec’s financial obligations under Article 4.1 shall automatically increase to cover any increases in the royalty rates and any non-royalty sublicense

Confidential material omitted and filed separately with the Commission.

income rate under the University License as a result of such unsuccessful challenge pursuant to Section 13.7 of the University License, and Benitec shall reimburse the University for all fees and costs associated with defending such action, including but not limited to attorneys’ fees and expert fees and shall reimburse NantWorks to the extent NantWorks covers any such fees and costs under Section 13.7 of the University License. The effective date of such increase in royalty rates shall be the effective date of the corresponding increases in the University License. Within thirty (30) days prior to filing any such challenge, Benitec shall provide the University and NantWorks with written notice of its intent to make such challenge detailing its allegation(s) along with specific and detailed facts supporting those allegations of invalidity or unenforceability of University’s Patent Rights or the University’s or NantWorks’ rights thereto.

13.8	If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

13.9	Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

13.10	Benitec acknowledges that University is free to publish the results of the research activities of its faculty, staff and students, even though such publication may involve the Intellectual Property Rights, Know-How or Licensed Technology. In the event University submits any proposed publication or presentation regarding the subject matter specifically described in the Intellectual Property Rights or the Know-How for prior review by NantWorks in accordance with the University License, NantWorks shall promptly share such proposed publication or presentation with Benitec and Benitec may, within fifteen (15) days after receipt of such proposed publication, request that such proposed publication be delayed not more than sixty (60) days in order to allow for protection of intellectual property rights.

13.11	Benitec shall mark all Licensed Technology with applicable U.S. and foreign patent numbers in accordance with the applicable laws of the countries in which Licensed Technology is used or sold.

13.12	Third-Party Beneficiary. The parties hereto hereby agree that the University shall be deemed a third-party beneficiary of this Agreement with respect to rights of the University set forth herein.

Confidential material omitted and filed separately with the Commission.

IN WITNESS WHEREOF, the parties represent and warrant that each has the authority to bind the party to this Agreement and have set their hands and seals as of the date set forth on the first page hereof.

BENITEC BIOPHARMA LIMITED

By	/s/ Greg West
Name: Greg West
Title: Chief Executive Officer
NANTWORKS, LLC
By	/s/ Christian Zapf
Name: Christian Zapf
Title: VP and Counsel,
Corporate Development

Confidential material omitted and filed separately with the Commission.

EXHIBIT A

PATENT RIGHTS

Univ. Case No.	Application No.	Application Filing Date	Patent No.	Patent Issuance Date	Title	Country
0261	60/140,136	06/18/1999	N/A	N/A	INHIBITION OF HUMAN SQUAMOUS CELL CARCINOMA GROWTH IN VIVO BY EPIDERMAL GROWTH FACTOR RECEPTOR ANTISENSE RNA TRANSCRIBED FROM THE U6 PROMOTER	United States

0261	10/288828

0261	09/595,863	06/16/2000	N/A	N/A	Inhibition of Human Squamous Cell Carcinoma Growth in Vivo by Epidermal Growth Factor Receptor Antisense RNA Transcribed from a POL III Promoter	United States

0261	PCT/US2001/019309		6/14/01

Confidential material omitted and filed separately with the Commission.

0261	AU6848301				Inhibition of human squamous cell carcinoma in vivo by egfr antisense rna

0261	10/387,252	03/12/2003	7,662,793	02/16/2010	Inhibition of Human Squamous Cell Carcinoma Growth in Vivo by Epidermal Growth Factor Receptor Antisense RNA Transcribed from a POL III Promoter	United States

Confidential material omitted and filed separately with the Commission.

EXHIBIT B

DATA RIGHTS

All pre-clinical and clinical data and information generated pursuant to studies or otherwise relating to the Program, including without limitation the pre-clinical, Phase I clinical and Phase II clinical data references under or incorporated into the Investigational New Drug Application [No. 010980] filed with the United States Food and Drug Administration.

All pre-clinical and clinical data and information generated pursuant to studies or otherwise relating to the Program, including without limitation the pre-clinical, Phase I clinical and Phase II clinical data references under or incorporated into Pitt Ref No. 04047 entitled “IND documents for Antisense EGFR DNA.”

Experimental protocols, data, and any supporting materials relating to IND Application No. 010980, the Licensed Technology and the Intellectual Property Rights.

Confidential material omitted and filed separately with the Commission.

EXHIBIT C

KNOW-HOW

Information relating to the manuscript titled “Intratumoral Epidermal Growth Factor Receptor Antisense DNA Therapy in Head and Neck Cancer: First Human Application and Potential Antitumor Mechanisms,” published by S. Lai et al on March 10, 2009 in the Journal of Clinical Oncology, Volume 27, Number 8.

Information relating to the draft manuscript with University reference number 00261 and titled “Phase I Study of Intratumoral EGFR-Antisense DNA, Cetuximab, and Intensity-Modulated Radiation Therapy in Head and Neck Cancer with Mechanistic Correlatives,” by J. Bauman et al.

Confidential material omitted and filed separately with the Commission.

EXHIBIT D

SAMPLE ROYALTY REPORT

Licensee name:

Reporting period:

Date of report:

Royalty Reporting Form

Product	No. units sold (including sublicense)	Invoiced price per unit	Gross sales	Allowable deductions	Net sales
Product name
Product name
Product name
Product name
Total

Total net sales	$
Royalty rate
Royalty due	$

Total royalty due: $_________________

Name and addresses of sublicensees:

Report prepared by:

Title:

Date:

Confidential material omitted and filed separately with the Commission.

EXHIBIT E

SAMPLE PROGRESS REPORT

Benitec name:

Report date:

Technology title:

Progress Report

A.	Date development plan initiated and time period covered by this report

B.	Development report

1.	Activities, e.g., research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales, etc., completed since last report including the object and parameters of the development, when initiated, when completed and the results

2.	Activities currently under investigations, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion

C.	Future development activities

1.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates

2.	Estimated total development time remaining before a product will be commercialized

D.	Changes to initial development plan

1.	Reasons for change

2.	Variables that may cause additional changes

E.	Items to be provided if applicable:

1.	Information relating to product that has become publicly available, e.g., published articles, competing products, patents, etc.

2.	Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future use of third parties including reasons why and type of work

3.	Update of competitive information trends in industry, government compliance, and market plan

Confidential material omitted and filed separately with the Commission.

EXHIBIT F

NANTWORKS WIRE INSTRUCTIONS

Receiving Bank Name: ****

Bank Address: ****

ABA routing number (wire): ****

ABA routing number (ACH): ****

Swift Code (International): ****

Beneficiary: ****

Beneficiary Address: ****

Account Number: ****

Confidential material omitted and filed separately with the Commission.